UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
 Securities Exchange Act of 1934

Date of report (Date of earliest event reported): May 21, 2014

THE LGL GROUP, INC.
(Exact Name of Registrant as Specified in Charter)

Delaware	1-106	38-1799862
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

2525 Shader Road, Orlando, FL		32804
(Address of Principal Executive Offices)		(Zip Code)

Registrant's Telephone Number, Including Area Code: (407) 298-2000

(Former Name or Former Address, If Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

2643303-4

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.
On May 21, 2014, Gregory P. Anderson, President and Chief Executive Officer of The LGL Group, Inc. (the "Company"), resigned from all of his positions with the Company and its subsidiaries in order to pursue other business ventures.
On May 21, 2014, Michael J. Ferrantino, Sr., Executive Vice Chairman of the Board of the Company and Executive Chairman of the Board of M-tron Industries, Inc., was appointed as the Company's Interim Chief Executive Officer and will assume Mr. Anderson's responsibilities while the Company's Board of Directors considers candidates for the position of Chief Executive Officer.
Mr. Ferrantino, age 71, has served as Executive Vice Chairman of the Board of the Company and Executive Chairman of the Board of M-tron Industries, Inc. since October 2013.  Previously, Mr. Ferrantino was President and Chief Executive Officer of Valpey-Fisher Corporation, a provider of electronic components used in communications, medical, defense and aerospace, industrial and computer applications for OEMs and contract manufacturers worldwide, from September 2002 to November 2009, and President – Micro Networks Division of Integrated Circuit Systems, Inc., a supplier of precision timing devices for optical networking, wireless infrastructure and high end network servers using surface acoustic wave and RF technology, from January 2002 to September 2002.  Currently, Mr. Ferrantino serves as the Chairman of the Board of Directors for Spectra Analysis Instruments, Inc., a developer and manufacturer of next-generation molecular analysis instrumentation.
On May 27, 2014, in connection with Mr. Anderson's resignation, the Company and Mr. Anderson entered into an Agreement and Release (the "Anderson Agreement").  The Anderson Agreement provides for certain releases by Mr. Anderson of, and certain other commitments to, the Company, and for the Company's agreement to: (i) pay Mr. Anderson $100,000 in cash, of which $50,000 will be paid in three equal monthly installments during the first three months after his resignation and the remaining $50,000 will be paid six months after his resignation; (ii) pay the employer's portion of the premium associated with his COBRA coverage for a six month period; (iii) cause 2,940 restricted shares of the Company's common stock held by Mr. Anderson to vest, of which half will vest six months after his resignation and the other half will vest one year after his resignation; and (iv) cause options to purchase 7,500 shares of the Company's common stock at an exercise price of $10.00 per share to vest.  The foregoing description of the Anderson Agreement is qualified in its entirety by the full text of the Anderson Agreement, which is filed herewith as Exhibit 10.1 and incorporated herein by reference.
On May 27, 2014, James L. Williams, the Company's Corporate Controller, was terminated from his positions with the Company and its subsidiaries.  On May 27, 2014, the Company and Mr. Williams entered into an Agreement and Release (the "Williams Agreement").  The Williams Agreement provides for certain releases by Mr. Williams of, and certain other commitments to, the Company, and for the Company's agreement to continue to: (i) pay his base salary for four weeks after termination; and (ii) pay the employer's portion of the premium associated with his COBRA coverage for a three month period.  The foregoing description of the Williams Agreement is qualified in its entirety by the full text of the Williams Agreement, which is filed herewith as Exhibit 10.2 and incorporated herein by reference.

Item 8.01.                          Other Events.
On May 22, 2014, the Company issued a press release announcing the resignation of Mr. Anderson and the appointment of Mr. Ferrantino as the Company's Interim Chief Executive Officer.  A copy of the press release is attached as Exhibit 99.1 hereto.
Item 9.01.                          Financial Statements and Exhibits.
(d)            Exhibits
Exhibit No.	Description
99.1	Press Release dated May 22, 2014.
10.1	Agreement and Release, dated May 27, 2014, by and between Gregory P. Anderson and The LGL Group, Inc.
10.2	Agreement and Release, dated May 27, 2014, by and between James L. Williams and The LGL Group, Inc.

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

May 28, 2014	THE LGL GROUP, INC.

	By:	/s/ R. LaDuane Clifton
		Name:	R. LaDuane Clifton
		Title:	Chief Financial Officer

EXHIBIT INDEX

Exhibit No.	Description
99.1	Press Release dated May 22, 2014.
10.1	Agreement and Release, dated May 27, 2014, by and between Gregory P. Anderson and The LGL Group, Inc.
10.2	Agreement and Release, dated May 27, 2014, by and between James L. Williams and The LGL Group, Inc.